Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report dated August 6, 2024, with respect to the statements of revenues and direct operating expenses of PEO Ohio, LLC – Ohio Appalachian Basin Working and Revenue Interests, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

October 4, 2024